I consent to the inclusion of the disclosure derived from the technical report I prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Pony Creek Gold Project, Elko County, Nevada, United States of America" dated October 22, 2018 (effective date: October 16, 2018), such disclosure which will be included (or incorporated by reference) and made part of in the annual report for the year ended December 31, 2019 on Form 1-K (SEC File No. 24R-10984) of Contact Gold Corp.

Vance Spalding, C.P.G.-10739

/s/ Vance Spalding

Contact Gold Corp., Vice President of Exploration